Exhibit 99.1

Wyndham Worldwide Announces New Note Offerings

PARSIPPANY, N.J. (May 12, 2009) – Wyndham Worldwide Corporation (NYSE:WYN) today announced that it intends to offer senior unsecured notes and convertible notes to the public through underwritten offerings pursuant to its effective shelf registration statement. Both offerings are subject to market and other conditions and neither is contingent upon the other.

Wyndham Worldwide intends to offer senior unsecured notes due 2014.  The aggregate principal amount, interest rate and other financial terms of the notes will be determined upon pricing.  Wyndham Worldwide intends to use the net proceeds from the senior unsecured notes offering to reduce the principal balance outstanding under its revolving credit facility.

Wyndham Worldwide also intends to offer $200 million aggregate principal amount of convertible notes due 2012.  The convertible notes will be settled in cash and will not be convertible into shares of Wyndham Worldwide common stock or any other securities.  The interest rate, conversion rate and other financial terms of the convertible notes will be determined upon pricing.  Wyndham Worldwide also expects to grant the underwriters for the offering an option to purchase up to an additional $30 million aggregate principal amount of convertible notes solely to cover over-allotments.

Wyndham Worldwide expects to enter into convertible note hedge transactions, which are expected to offset Wyndham Worldwide's exposure to any cash payments above par value that may be required upon conversion of any convertible notes.  Wyndham Worldwide also expects to enter into warrant transactions, which Wyndham Worldwide will have the option to settle in net shares or cash.  Both the convertible note hedge transactions and the warrant transactions will be entered into with affiliates of one or more of the underwriters. Wyndham Worldwide expects that the exercise price of the warrants will represent a substantial premium over the current market price of Wyndham Worldwide's common stock.  However, the warrant transactions could have a dilutive effect on Wyndham Worldwide’s earnings per share to the extent that the price of Wyndham Worldwide’s common stock exceeds the exercise price of the warrants.

Wyndham Worldwide will use a portion of the net proceeds from the convertible notes offering and the proceeds from the warrant transactions to enter into the convertible note hedge transactions.  Wyndham Worldwide intends to use the remainder of net proceeds from the convertible notes offering to reduce the principal balance outstanding under its revolving credit facility.  If the underwriters exercise their over-allotment option, Wyndham Worldwide will increase the size of the convertible note hedge transactions, and may sell additional warrants to the affiliates of the underwriters.

Wyndham Worldwide has been advised by the affiliates of the underwriters that they or their respective affiliates may enter into various derivative transactions with respect to Wyndham Worldwide’s common stock concurrently with or shortly following pricing of the convertible notes.  These activities could have the effect of increasing, or preventing a decline in, the price of Wyndham Worldwide’s common stock concurrently with or following the pricing of such notes.

The offering of the notes and the convertible notes will be made only by means of written prospectuses.

Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Citi are acting as joint book-running managers for the notes offering.  Interested parties may obtain a written prospectus for the notes offering from any of Banc of America Securities LLC, 100 West 33rd Street, New York, New York, 10001, Attention:  Prospectus Department, telephone toll-free at (800) 294-1322; Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010, telephone at (800) 221-1037; J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York, 10017, Attention: High Grade Syndicate Desk, 8th Floor, telephone collect at (212) 834-4533; or Citi, Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone toll-free at (800) 831-9146.

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Merrill Lynch & Co. and Citi are acting as joint book-running managers for the convertible notes offering.  Interested parties may obtain a written prospectus for the convertible notes offering from any of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010, telephone at (800) 221-1037; J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245, Attention: Prospectus Library, telephone collect at (718) 242-8002; Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080; or Citi, Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone toll-free at (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Wyndham Worldwide
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses almost 7,000 franchised hotels and approximately 588,500 hotel rooms worldwide. Group RCI offers its 3.8 million members access to more than 73,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of over 150 vacation ownership resorts serving over 830,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs approximately 25,500 employees globally.  For more information about Wyndham Worldwide, please visit the company’s web site at www.wyndhamworldwide.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with regard to Wyndham Worldwide’s planned securities offerings, the anticipated use of the net proceeds therefrom, and the expected results of the convertible note hedge and warrant transactions, including reducing Wyndham Worldwide’s exposure to potential cash payments.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the securities offerings discussed above will be consummated on the terms described or at all. Consummation of the securities offerings and the terms thereof are subject to numerous conditions, many of which are beyond the control of Wyndham Worldwide, including: the prevailing conditions in the capital markets; prevailing interest rates; economic, political and market factors affecting the trading volume and price of and the demand for Wyndham Worldwide’s common stock; and other factors, including those set forth in the Risk Factors section of Wyndham Worldwide’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Investor contact:	Press contact:

Margo C. Happer	Sandra Kelder
Senior Vice President,	Senior Vice President,
Investor Relations	Corporate Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-8142
Margo.Happer@wyndhamworldwide.com	Sandra.Kelder@wyndhamworldwide.com